Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner Jane B. Kearns Michael A. Kelman	(215) 286-7392 (215) 286-4794 (215) 286-3035	D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS 4TH QUARTER AND YEAR END 2010 RESULTS

Strong Financial and Operating Momentum

Revenue Increased 7%, Operating Cash Flow Increased 9% and

Operating Income Increased 11%

Free Cash Flow Increased 46% to $1.1 Billion;

Full-Year Increase of 22% to $5.4 Billion

Share Repurchases to Increase by 75% to $2.1 Billion in 2011

Planned Annual Dividend to Increase by 19% to $0.45 per Share

Philadelphia, PA – February 16, 2011 …Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter and year ended December 31, 2010.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am pleased to report healthy results for 2010, marked by accelerating growth during the year and real strength in financial and customer metrics in the fourth quarter. These results highlight effective execution in our residential, commercial and programming businesses, as well as the positive impact of a robust advertising market. Our results also demonstrate that our ongoing investments in technology and in products and services, combined with our focus on enhancing the customer experience, are bearing fruit.

Now that we have completed the NBCUniversal transaction, we are uniquely positioned, with scale in distribution and content, to drive product leadership and innovation even further and to expand the entertainment choices we offer consumers.

We have the right strategic mix of assets, strong momentum and many opportunities to build value for our shareholders. To underscore our optimism in our new company, we are increasing the dividend by 19% and accelerating our stock repurchases to $2.1 billion this year.”

Consolidated Financial Results

Fourth quarter and full-year 2010 results are consistent with historical reporting for Comcast Corporation. Beginning in the first quarter of 2011, NBCUniversal’s results will be consolidated in Comcast’s financial statements.

Revenue increased 7.2% in the fourth quarter of 2010 to $9.7 billion, while Operating Cash Flow increased 9.0% to $3.7 billion and Operating Income increased 10.8% to $2.0 billion, primarily reflecting strong operating results in the Cable segment.

For the year ended December 31, 2010, revenue increased 6.1% to $37.9 billion, Operating Cash Flow increased 6.4% to $14.6 billion, and Operating Income increased 10.6% to $8.0 billion. Excluding $80 million of NBCUniversal-related transaction costs in 2010 and $20 million in 2009, Operating Cash Flow increased 6.9%.

For additional detail on revenue and operating expenses, customer metrics, and capital expenditures, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

($ in millions)	4th Quarter			Full Year
	2009	2010	Growth	2009	2010	Growth
Revenue
Cable	$8,564	$9,155	6.9%	$33,867	$35,762	5.6%
Programming	368	419	13.6%	1,496	1,674	11.8%
Corporate & Other	135	147	10.5%	393	501	27.8%

Total Consolidated Revenue	$9,067	$9,721	7.2%	$35,756	$37,937	6.1%

Operating Cash Flow (OCF)
Cable	$3,471	$3,775	8.7%	$13,686	$14,561	6.4%
Programming	46	46	1.6%	389	469	20.6%
Corporate & Other (1)	(108)	(105)	3.0%	(361)	(434)	(20.1%)

Total Consolidated OCF	$3,409	$3,716	9.0%	$13,714	$14,596	6.4%

(1)	Includes NBCUniversal transaction expenses of $20 million in the 4th quarter of 2009, $23 million in the 4th quarter of 2010 and $80 million for full year 2010.

Earnings per Share1 (EPS) for the quarter ended December 31, 2010 was $0.36, a 9.1% increase from the $0.33 reported in the fourth quarter of 2009. Excluding NBCUniversal transaction-related costs, income tax benefits and other non-recurring items, fourth quarter 2010 EPS increased 20.7% to $0.35 compared to $0.29 in the fourth quarter of 2009 (see Table 4).

EPS for the year ended December 31, 2010 was $1.29, a 2.4% increase from the $1.26 reported in 2009. Excluding NBCUniversal transaction-related costs, income tax benefits, one-time financing expenses and other non-recurring items, EPS for 2010 increased 18.0% to $1.31 compared to $1.11 in 2009 (see Table 4).

Capital Expenditures for the quarter ended December 31, 2010 decreased 4.8% to $1.5 billion, even with increased investment in Comcast Business Services and other strategic initiatives. For the year ended December 31, 2010, capital expenditures decreased 3.0%, to $5.0 billion, representing 13.1% of total revenue.

Free Cash Flow (excluding any impact from the Economic Stimulus packages) increased 46.0% to $1.1 billion in the fourth quarter of 2010 from $768 million in the fourth quarter of 2009. The increase in Free Cash Flow primarily reflects growth in consolidated operating cash flow, lower capital expenditures and changes in operating assets and liabilities (see Table 4). Free Cash Flow for the year ended December 31, 2010 totaled $5.4 billion, a 22.0% increase from $4.4 billion in 2009.

($ in millions)	4[t]h Quarter			Full Year
	2009	2010	Growth	2009	2010	Growth
Net Cash Provided by Operating Activities	$2,556	$3,447	34.9%	$10,281	$11,179	8.7%
Capital Expenditures	(1,609)	(1,532)	(4.8%)	(5,117)	(4,961)	(3.0%)
Cash Paid for Capitalized Software	(106)	(136)	28.3%	(393)	(413)	5.1%
Cash Paid for Other Intangible Assets	(33)	(28)	(15.2%)	(129)	(123)	(4.7%)
Adjustments for Nonoperating Items	49	(61)	NM	115	7	NM

FCF (Including Economic Stimulus Packages)	$857	$1,690	97.2%	$4,757	$5,689	19.6%
Impact from Economic Stimulus Packages	(89)	(569)	NM	(341)	(301)	NM

Free Cash Flow	$768	$1,121	46.0%	$4,416	$5,388	22.0%

Note: The definition of Free Cash Flow remains unchanged and specifically excludes any impact from the 2008-2010 Economic Stimulus packages.

Cable Segment Results

For the quarter ended December 31, 2010, revenue from the Cable segment increased 6.9% to $9.2 billion compared to $8.6 billion in the fourth quarter of 2009. This increase reflects growth across our Video, High-Speed Internet and Voice residential services, a 53% increase in Business Services and a 29% increase in advertising revenue. Reflecting a growing number of residential customers taking multiple products, rate adjustments, and a higher contribution from Comcast Business Services, the monthly average total revenue per video customer increased 10.6% to $133.43.

For the year ended December 31, 2010, revenue from the Cable segment increased 5.6% to $35.8 billion compared to $33.9 billion in 2009.

For the quarter ended December 31, 2010, Operating Cash Flow from the Cable segment increased 8.7% to $3.8 billion compared to $3.5 billion in last year’s fourth quarter. This quarter’s Operating Cash Flow margin was 41.2% compared to 40.5% in the fourth quarter of 2009. These results primarily reflect lower high-speed Internet and voice expenses, partially offset by increases in video programming and marketing expenses.

For the year ended December 31, 2010, Operating Cash Flow from the Cable segment increased 6.4% to $14.6 billion compared to $13.7 billion in 2009. Operating Cash Flow margin was 40.7% in 2010 compared to 40.4% reported in 2009.

Customers. As of December 31, 2010, the Cable segment’s Video, High-Speed Internet and Voice customers totaled 48.4 million, an increase of 1.3 million or 2.7% over the prior year. In the fourth quarter, combined Video, High-Speed Internet and Voice customers increased by 414,000, reflecting sequential and year-over-year improvement in all three products. Digital video penetration is now 87%, reflecting an increasing number of customers taking higher levels of digital services as well as the completion of the All-Digital initiative in 75% of our footprint. In 2010, 1.0 million additional video customers subscribed to an advanced service like HD and/or DVR, with advanced service customers now representing 51% of total digital video customers.

(in thousands)	Customers		Net Adds
	YE 09	YE 10	4Q09	4Q10	2009	2010
Video Customers	23,559	22,802	(199)	(135)	(623)	(757)
High-Speed Internet Customers	15,930	16,988	247	292	1,002	1,058
Voice Customers	7,622	8,610	243	257	1,149	988

Combined Video, HSI and Voice Customers	47,112	48,401	290	414	1,528	1,289
Digital Video Customers	18,415	19,740	410	283	1,411	1,324

Total Revenue Generating Units	65,527	68,140	701	698	2,939	2,613

Programming Segment Results

For the quarter ended December 31, 2010, revenue from the Programming segment increased 13.6% to $419 million compared to $368 million in the same time period in 2009. Fourth quarter Operating Cash Flow increased 1.6% to $46 million compared to the same period last year, even as the Programming segment incurred higher programming and marketing expenses in the fourth quarter.

For the year ended December 31, 2010, the Programming segment reported revenue of $1.7 billion, an 11.8% increase from the $1.5 billion reported in 2009, while Operating Cash Flow increased 20.6% to $469 million compared to $389 million last year. These results reflect higher affiliate revenue, a strong advertising market across all networks, ratings strength at E! and increased investment in programming.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Interactive Media (CIM), Comcast-Spectacor, and other operations and eliminations between Comcast’s businesses. For the quarter ended December 31, 2010, Corporate and Other revenue increased 10.5% to $147 million from the $135 million reported in the fourth quarter of 2009, primarily reflecting the impact of the acquisition of Paciolan at Comcast-Spectacor. The Operating Cash Flow loss was $105 million compared to a loss of $108 million for the same time period in 2009. Fourth quarter 2010 Operating Cash Flow includes $23 million of NBCUniversal transaction expenses compared to $20 million in last year’s fourth quarter.

For the year ended December 31, 2010, Corporate and Other reported revenue of $501 million, a 27.8% increase over the $393 million reported in 2009, reflecting organic growth and the impact of the acquisition of Paciolan at Comcast-Spectacor, as well as strong advertising revenue growth at CIM. The Operating Cash Flow loss for the year was $434 million compared to a loss of $361 million in 2009. Excluding approximately $80 million of expenses related to the NBCUniversal transaction in 2010, this year’s Operating Cash Flow loss would have been $354 million.

Share Repurchase and Dividend

During the fourth quarter of 2010, Comcast repurchased 15.9 million of its common shares for $300 million. For the full year, Comcast repurchased 69.9 million of its common shares for $1.2 billion, reducing the total number of shares outstanding by 2.5%. In addition, Comcast made four cash dividend payments totaling $1.1 billion, resulting in a total return of capital to shareholders of $2.3 billion for 2010.

Today, Comcast announced its intent to accelerate its share repurchases, and now expects to repurchase the $2.1 billion remaining under its share repurchase authorization by the end of 2011, subject to market conditions. This represents a 75% increase over the $1.2 billion repurchased in 2010.

In addition, Comcast announced that it increased its planned annual dividend by 19% to $0.45 per share. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.1125 a share on the company’s common stock, payable on April 27, 2011 to shareholders of record as of the close of business on April 6, 2011.

Notes:

1	Earnings per share amounts are presented on a diluted basis.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, February 16, 2011 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 35153607. A replay of the call will be available starting at 12:30 p.m. ET on February 16, 2011, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, February 23, 2011 at midnight ET, please dial (800) 642-1687 and enter the conference ID number 35153607. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the nation’s leading providers of entertainment, information and communications products and services. Comcast is principally involved in the operation of cable systems through Comcast Cable and in the development, production and distribution of entertainment, news, sports and other content for global audiences through NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential and business customers. Comcast is the majority owner and manager of NBCUniversal, which owns and operates entertainment and news cable networks, the NBC and Telemundo broadcast networks, local television station groups, television production operations, a major motion picture company and theme parks.

TABLE 1 Condensed Consolidated Statement of Operations (Unaudited)

(in millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Revenue	$9,067	$9,721	$35,756	$37,937

Operating expenses	3,677	3,899	14,380	15,250
Selling, general and administrative expenses	1,981	2,106	7,662	8,091

	5,658	6,005	22,042	23,341

Operating cash flow	3,409	3,716	13,714	14,596

Depreciation expense	1,335	1,372	5,483	5,539
Amortization expense	257	331	1,017	1,077

	1,592	1,703	6,500	6,616

Operating income	1,817	2,013	7,214	7,980

Other income (expense)
Interest expense	(520)	(544)	(2,348)	(2,156)
Investment income (loss), net	64	78	282	288
Equity in net income (losses) of affiliates, net	(20)	(43)	(64)	(141)
Other income (expense)	9	202	22	133

	(467)	(307)	(2,108)	(1,876)

Income before income taxes	1,350	1,706	5,106	6,104

Income tax expense	(390)	(673)	(1,478)	(2,436)

Net income from consolidated operations	960	1,033	3,628	3,668

Net (income) loss attributable to noncontrolling interests	(5)	(15)	10	(33)

Net income attributable to Comcast Corporation	$955	$1,018	$3,638	$3,635

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.33	$0.36	$1.26	$1.29

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.0945	$0.0945	$0.297	$0.378

Diluted weighted-average number of common shares	2,862	2,800	2,885	2,820

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2009	December 31, 2010
ASSETS

Current Assets
Cash and cash equivalents	$671	$5,984
Investments	50	81
Accounts receivable, net	1,711	1,855
Other current assets	791	966

Total current assets	3,223	8,886

Investments	5,947	6,670

Property and equipment, net	23,855	23,515

Franchise rights	59,452	59,442

Goodwill	14,933	14,958

Other intangible assets, net	4,105	3,602

Other noncurrent assets, net	1,218	1,461

	$112,733	$118,534

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,094	$3,291
Accrued expenses and other current liabilities	2,999	3,143
Current portion of long-term debt	1,156	1,800

Total current liabilities	7,249	8,234

Long-term debt, less current portion	27,940	29,615

Deferred income taxes	27,800	28,246

Other noncurrent liabilities	6,767	7,862

Redeemable noncontrolling interests	166	143

Equity
Comcast Corporation shareholders' equity	42,721	44,354
Noncontrolling interests	90	80

Total Equity	42,811	44,434

	$112,733	$118,534

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Twelve Months Ended December 31,
	2009	2010

OPERATING ACTIVITIES
Net income from consolidated operations	$3,628	$3,668
Adjustments to reconcile net income from consolidated operations to net cash provided by operating activities:
Depreciation	5,483	5,539
Amortization	1,017	1,077
Share-based compensation	257	300
Noncash interest expense (income), net	160	141
Equity in net (income) losses of affiliates, net	64	141
(Gains) losses on investments and noncash other (income) expense, net	(201)	(267)
Deferred income taxes	832	549
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in accounts receivable, net	(84)	(131)
Change in accounts payable and accrued expenses related to trade creditors	(136)	37
Change in other operating assets and liabilities	(739)	125

Net cash provided by operating activities	10,281	11,179

INVESTING ACTIVITIES
Capital expenditures	(5,117)	(4,961)
Cash paid for software and other intangible assets	(522)	(536)
Acquisitions, net of cash acquired	(88)	(183)
Proceeds from sales of investments	102	99
Purchases of investments	(346)	(260)
Other	74	130

Net cash provided by (used in) investing activities	(5,897)	(5,711)

FINANCING ACTIVITIES
Proceeds from borrowings	1,564	3,420
Repurchases and repayments of debt	(4,738)	(1,153)
Repurchases of common stock	(765)	(1,200)
Dividends paid	(761)	(1,064)
Other	(208)	(158)

Net cash provided by (used in) financing activities	(4,908)	(155)

Increase (decrease) in cash and cash equivalents	(524)	5,313

Cash and cash equivalents, beginning of period	1,195	671

Cash and cash equivalents, end of period	$671	$5,984

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2009	2010	2009	2010
Operating income	$1,817	$2,013	$7,214	$7,980
Depreciation and amortization	1,592	1,703	6,500	6,616

Operating income before depreciation and amortization	3,409	3,716	13,714	14,596
Noncash share-based compensation expense	65	74	257	300
Changes in operating assets and liabilities	(211)	(10)	(450)	(20)

Cash basis operating income	3,263	3,780	13,521	14,876
Payments of interest	(362)	(353)	(2,040)	(1,983)
Payments of income taxes	(363)	(70)	(1,303)	(1,864)
Proceeds from interest, dividends and other nonoperating items	18	91	103	154
Excess tax benefit under share-based compensation presented in financing activities	-	(1)	-	(4)

Net Cash Provided by Operating Activities	$2,556	$3,447	$10,281	$11,179

Reconciliation of Operating Cash Flow excluding Operating Expenses related to the NBCUniversal Transaction (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
(in millions)	2009	2010	Growth %	Margin %	2009	2010	Growth %	Margin %
Operating Cash Flow	$3,409	$3,716	9.0%	38.2%	$13,714	$14,596	6.4%	38.5%
Operating Expenses related to the NBCUniversal Transaction	20	23			20	80

Operating Cash Flow excluding Operating Expenses related to the NBC Universal Transaction	$3,429	$3,739	9.1%	38.5%	$13,734	$14,676	6.9%	38.7%

Reconciliation of EPS Excluding Costs of the NBCUniversal Transaction and Non-Recurring Transactions (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2009		2010		2009		2010
(in millions, except per share data)	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net Income attributable to Comcast Corporation	$955	$0.33	$1,018	$0.36	$3,638	$1.26	$3,635	$1.29
Growth %			6.6%	9.1%			(0.1%)	2.4%
Favorable income tax adjustments (2)	(130)	(0.04)	-	-	(566)	(0.19)	-	-
Financing charges, net of tax (3)	-	-	-	-	113	0.04	-	-
Costs related to the NBCUniversal Transaction, net of tax (4)	14	0.00	37	0.01	14	0.00	130	0.04
Goodwill impairment charges (5)	-	-	76	0.03	-	-	76	0.03
Gain on sale of an equity method investment (6)	-	-	(88)	(0.03)	-	-	(88)	(0.03)
Recoveries in connection with the resolution of a contingency of an acquired company (7)	-	-	(68)	(0.02)	-	-	(68)	(0.02)

Net Income attributable to Comcast Corporation (excluding costs related to the NBCUniversal Transaction and Non-Recurring Transactions)	$839	$0.29	$975	$0.35	$3,199	$1.11	$3,685	$1.31

Growth %			16.2%	20.7%			15.2%	18.0%

(1)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)	2009 Net Income attributable to Comcast Corporation includes favorable income tax adjustments related to the settlement of uncertain tax positions and related interest.

(3)	3rd quarter 2009 Net Income attributable to Comcast Corporation includes financing charges of $180 million in total, $113 million net of tax.

(4)

4th quarter 2009 Net Income attributable to Comcast Corporation includes $20 million of operating expenses in total, $14 million net of tax. 4th quarter 2010 Net Income attributable to Comcast Corporation includes $23 million of operating expense, $1 million of interest expense and $38 million of other expense ($62 million in total, $37 million net of tax) related to the NBCUniversal Transaction. 2010 year to date Net Income attributable to Comcast Corporation includes $80 million of operating expense, $7 million of interest expense and $129 million of other expense ($216 million in total, $130 million net of tax) related to the NBCUniversal Transaction.

(5)	4th quarter 2010 Net income attributable to Comcast Corporation includes goodwill impairment charges of $76 million.

(6)	4th quarter 2010 Net Income attributable to Comcast Corporation includes a gain on sale of an equity method investment of $141 million in total, $88 million net of tax.

(7)

4th quarter 2010 Net Income attributable to Comcast Corporation includes recoveries in connection with the resolution of a contingency of an acquired company of $108 million in total, $68 million net of tax.

Note: Minor differences may exist due to rounding.